Exhibit 16.1

February 23, 2024

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: TruGolf Holdings, Inc. F/K/A Deep Medicine Acquisition Corp.

File No.: 001-40970

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We agree with statements pertaining to us.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas